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                                                                   Exhibit 14(b)

INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion in Exhibit 17(d) in this Registration Statement of Merrill Lynch Global Allocation Fund, Inc. on Form N-14 of our reports dated January 9, 2004 for Merrill Lynch Global Balanced Fund (the "Fund") and Merrill Lynch Master Global Balanced Portfolio appearing in the November 30, 2003 Annual Report of the Fund. We also consent to the references to us under the captions "COMPARISON OF THE FUNDS - Financial Highlights" and "EXPERTS" appearing in the Proxy Statement and Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
March 8, 2004